Exhibit 10.1

NORTH CAROLINA

COUNTY OF NEW HANOVER	LEASE AGREEMENT
     THIS AGREEMENT OF LEASE (this “Lease”) is made this 30th day of July, 2009, by and between MARKET PLACE GROUP, LLC, a North Carolina limited liability company (“Landlord”), and TRANS1, INC., a North Carolina corporation (“Tenant”).
WITNESSETH:
1. PREMISES. Pursuant to the terms of this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby takes and leases from Landlord, that certain building, parking lot, and monument sign (the “Leased Premises”) located at 301 Government Center Drive (the “Property”), in the City of Wilmington, North Carolina, having approximately 31,352 square feet of space plus additional parking lot, all as depicted on Exhibit A attached hereto, the real property of which is legally described on Exhibit B attached hereto.
2. LENGTH AND COMMENCEMENT OF TERM. The term (the “Term”) of this Lease shall commence upon the later to occur of the following (“the “Rent Commencement Date”): (i) the date that Landlord delivers vacant and exclusive possession of the Leased Premises to Tenant with Landlord’s Work, as specified in Exhibit C, substantially complete to the point that only “punchlist items” remain such that Tenant’s contractor may perform “Tenant’s Work,” as specified in Exhibit C, without material interference resulting from any unperformed elements of Landlord’s Work, provided that Landlord gives Tenant at least ten (10) days’ prior written notice of the actual completion of Landlord’s Work, (ii) the date that Landlord delivers to Tenant a certificate of completion of Landlord’s Work to be executed by the General Contractor and Architect, and continue for a period of SIXTY months. The Tenant will not be responsible for any payments prior to the Rent Commencement Date.
A Certificate of Completion of Landlord Work shall be defined as written certification by the Architect and General Contractor that all of the Landlord Work as specified in Exhibit C has been completed, paid for and all liens have been released.
3. OPTION TO EXTEND TERM OF LEASE. Tenant will have an option to extend the Term of this Lease for an additional FIVE year term. In order for Tenant to exercise its options, Landlord must be notified, in writing, thereof at least twelve (12) months in advance of the expiration date of the initial Term, with time being of the essence in regard to said deadline.
4. RENT. (a) Landlord reserves, and Tenant covenants to pay to Landlord without prior demand being made therefor and without offset of any kind, as rent for the Leased Premises, the sum of $329,196.00 per annum (“Minimum Rent”), for the first year of this Lease, payable in monthly installments of $27,433.00 each month, in advance, based upon a rate of $10.50 per square foot for the 31,352 rentable square feet leased by Tenant. The first month’s rent shall be prepaid by

Tenant upon execution of this Lease Agreement. At the end of the first year, the rent for the second year and each succeeding year of the initial Term will be as follows:

Year	Rate Per SF	Per Annum Rent	Per Month Rent
1	$10.50	$329,196.00	$27,433.00
2	$10.50	$329,196.00	$27,433.00
3	$11.57	$362,742.64	$30,228.55
4	$11.57	$362,742.64	$30,228.55
5	$11.57	$362,742.64	$30,228.55
     (b) The FIVE year option period shall have an annual rental as follows:

Year	Rate Per SF	Per Annum Rent	Per Month Rent
6	$15.08	$472,706.69	$39,392.22
7	$15.08	$472,706.69	$39,392.22
8	$15.08	$472,706.69	$39,392.22
9	$15.08	$472,706.69	$39,392.22
10	$15.08	$472,706.69	$39,392.22
     (c) All rental payments shall be made to MARKET PLACE GROUP, LLC C/O FJM PROPERTIES, 1908 EASTWOOD ROAD, SUITE 222, WILMINGTON, NC 28403, or at such other address as Landlord may designate in writing. All rent payments are due on the first day of the month. If payment is not received by the tenth day of the month, Tenant will pay a late fee equal to four percent (4%) of the rent due.
     (d) Landlord expressly reserves all other rights and remedies provided herein and by law with respect to nonpayment of the rents provided for herein.
     (e) Rent payable by Tenant under this Lease shall be paid when due without prior demand therefor (unless such prior demand is expressly provided for in this Lease), shall be payable without any deductions or setoffs or counterclaims whatsoever (except for credits expressly permitted by this Lease), and shall be paid by Tenant to Landlord at the address of Landlord set forth above, or to such payee and/or at such other place as may be designated from time to time by written notice from Landlord to Tenant.
5. CONSTRUCTION OF THE LEASED PREMISES. Landlord warrants that the Leased Premises are zoned for the type of use set forth in Section 10 below. Landlord and Tenant agree that:
     (a) Landlord will construct and erect the Leased Premises in compliance with all applicable federal, state and municipal laws and the rules and regulations of the departments and bureaus having jurisdiction over the leased property and with such other evidence as shall be reasonably requested by Tenant.

     (b) Tenant will construct its complete upfit. Tenant, its employees and agents may enter upon the Premises at all reasonable times, for the purpose of installing improvements, fixtures and other equipment. Tenant’s telecommunications agents and employees may enter the facility for the purpose of installing wiring prior to substantial completion. Landlord, and Tenant, and their respective contractors shall reasonably cooperate with each other to allow Tenant to install its improvements, fixtures and other equipment, as well as its telephone and communications wiring, prior to the Rent Commencement Date.
     (c) Tenant’s contractor will obtain at its expense a builder’s risk and liability insurance policy acceptable to Tenant and Landlord, naming Tenant and Landlord as additional insureds, as to both form and insurance company providing coverage of not less than $1,000,000 for damages against all claims to persons and property prior to delivery of the premises to Tenant as hereinafter set forth.
     (d) Landlord shall remove or cause its building contractor to remove all tools, scaffolding, unused and discarded building materials, waste, debris and rubbish of any sort, in, on or about the Leased Premises prior to the Rent Commencement Date of this Lease. Landlord shall deliver the Leased Premises to Tenant in a broom clean, presentable condition, complete with parking and landscaping, with all first floor common areas and Landlord’s Work complete and other such items as required for receipt of a certificate of completion of Landlord Work to be executed by the General Contractor and Architect.
     (e) Vacant and exclusive possession of the Premises shall be delivered to Tenant, and such possession shall be deemed to occur upon receipt of a Certificate of Completion of Landlord Work to be executed by the General Contractor and Architect unless written objection thereto is delivered by Tenant to Landlord within ten (10) business days after Tenant’s receipt of the Certificate of Completion of Landlord Work. Substantial and reasonable completion is defined to mean when construction is sufficiently complete, in accordance with contract documents, such that only “punchlist items” remain so that Tenant may occupy the Leased Premises for the Tenant’s upfit. Landlord shall deliver a Certificate of Completion of Landlord Work to be executed by the General Contractor and Architect prior to possession being delivered as set forth herein. If Landlord does not deliver to Tenant vacant and exclusive possession of the Leased Premises and a Certificate of Completion of Landlord Work by November 30, 2009, then Tenant at Tenant’s sole option, may terminate its proposed tenancy of the Leased Premises by written notice to Landlord, and neither party shall have any further obligation to the other. If permitted plans are not delivered by August 1, 2009 then the above referenced November 30, 2009 date will be extended one day for each day the permit plans are delayed. Prior to the receipt of the Certificate of Completion of Landlord Work to be executed by the General Contractor and Architect, in the event of a fire, hurricane or some other catastrophic condition, causing the building to be damaged to the point that renders tenancy of 50% or more of the premises illegal or unsafe, then tenant at Tenant’s sole option, may terminate its proposed tenancy of the Leased Premises by written notice to Landlord, and neither party shall have any further obligation to the other.
     (f) Landlord warrants to Tenant that all materials and equipment furnished under this contract will be new unless otherwise specified, and that all work will be of good quality, free from faults and defects and in conformity with the contract documents and with this Lease Tenant shall be responsible for the post Rent Commencement Date maintenance of the infrastructure of the building on the Leased Premises including all mechanical systems for the entire Term and any applicable extensions. Tenant is responsible for preventive maintenance care, such as filters, bulbs and minor repairs. If any of Landlord’s Work is found to be defective or not in accordance with the contract documents or this Lease, Landlord will correct it promptly after receipt of a written notice from Tenant to do so. Tenant shall have the obligation to give such notice promptly upon discovery of any Landlord’s Work found by Tenant to be defective or not in accordance with the contract documents or this Lease. Except as stated in this subparagraph, Landlord makes no warranties, expressed or implied, including without limitation as to the condition and fitness for the purpose intended. Tenant shall have the benefit of all warranties by manufacturers and vendors of the roof and equipment installed in the Leased Premises and shall have the right (but not the obligation), at Tenant’s own cost and expense, in Tenant’s name or in Landlord’s name, to assert all rights and claims which Landlord may have against the manufacturers, any contractors or subcontractors of the manufacturers or any vendors of the roof and equipment installed or any part thereof. All proceeds of any recovery shall first be used to restore the affected equipment.
6. PURPOSELY OMMITTED
7. USE OF LEASED PREMISES. The Leased Premises shall be used solely for the conduct of an OFFICE/RESEARCH AND DEVELOPMENT AND/OR TRAINING FACILITY and for no other purpose. Landlord represents that the Leased Premises may be used for such purposes.
8. LEASE YEAR. “Lease Year” as used in this Lease means the period from the Rent Commencement Date to the end of the twelfth full calendar month thereafter and each and every twelve-month period thereafter during the Term.
9. HOLDING OVER. It is understood and agreed that should the Tenant hold over and stay in possession of the Leased Premises at the expiration of this Lease, that the same shall not constitute a renewal of this Lease but shall be on the basis of a month to month tenancy, and that the said Landlord shall have the right to cause the Tenant to vacate the Leased Premises upon thirty days written notice to do so.
10. TRADE FIXTURES. All trade fixtures installed in the Leased Premises by Tenant shall remain the property of, and shall be removable by, Tenant at the expiration of this Lease, if Tenant is not in default hereunder, and Tenant agrees promptly to repair or reimburse Landlord for the cost of repairing all damages to the Leased Premises occasioned by the removal of said fixtures.
11. INSURANCE. Prior to the Rent Commencement Date, Landlord covenants that it will keep the Leased Premises insured against damage by fire, extended coverage and other perils, in an amount not less than 80% of the replacement cost of said Leased Premises. Landlord will be responsible for payment of any deductible in the event of fire or casualty. From the time of the Rent Commencement Date and thereafter for the initial Term of this Lease and any extensions thereof, Tenant covenants that it will keep the Leased Premises, including Tenant’s upfitted space, insured against damage by fire, extended coverage and other perils, in an amount not less than 80% of the replacement cost of said Leased Premises, and in addition will carry such general liability coverage for any public areas as it shall deem appropriate. Tenant shall obtain insurance from an Insurance Company with at least a B+ rating by A.M. Best. Landlord and Mortgage Lender must be named as primary insured and Tenant shall be named as co-insured, with copies of policies and declarations provided to both within 60 days of delivery. Additionally, insurance binders shall be provided to Landlord immediately upon the completion of Landlord Work and prior to Tenant possession. Landlord and Mortgagee shall be notified by Insurance Company immediately upon any lapse in coverage. The cost of all insurance so written for such period after the Rent Commencement Date until the expiration of the Term and any extensions thereof shall be borne by Tenant. The Insurance Company shall review the amount of coverage annually and shall verify in a letter to the Landlord that the coverage meets the minimum 80% of the replacement cost requirement. Tenant will be responsible for payment of any deductible in the event of fire or casualty during such period. Evidence of said insurance shall be provided to Landlord within 5 business days prior to the anticipated Rent Commencement Date.
12. MAINTENANCE BY LANDLORD. N/A
13. MAINTENANCE BY TENANT. (a) Tenant agrees that it will, at all times during the Term of this Lease and at its own cost and expense, keep (i) the interior of the Leased Premises and the appurtenances thereto, including but not limited to the heating system, air conditioning system, toilets, plumbing lines, windows, glass, electric lines, fixtures, store front and equipment, in good condition of repair, making such replacements as may be necessary from time to time, it being expressly understood that Tenant will be obligated to make all repairs and replacements necessary to keep the Leased Premises and the appurtenances thereto in good order and condition; and (ii) the Leased Premises and entryways, sidewalks, driveways and delivery areas adjacent to said Leased Premises clean and free from obstruction, rubbish, dirt, snow and ice.
     (b) Tenant covenants that it will, at its own cost and expense, within a reasonable time after being notified in writing by Landlord of the need therefor, make such repairs to roof, outside walls, windows, store front, doors, gutters and downspouts of the Leased Premises as may be necessary in order to keep such building in good condition of repair, unless said repairs are occasioned by the negligence or willful act of Landlord or any of its agents, customers, employees or contractors, including, but not limited to, defects in, or the failure of Landlord to fully complete, Landlord’s Work as required pursuant to Paragraph 5 above, in which event such repairs shall be made by and at the expense of Landlord.
     (c) Tenant shall store all trash, rubbish and garbage in an appropriate manner as reasonably required by the Landlord and Tenant shall place said trash in the outside receptacles provided by Tenant. Tenant shall not burn or otherwise dispose of any trash, waste, rubbish or garbage in or about the Leased Premises.
     (d) Tenant shall pay for all charges during the Term, as may be extended, for landscape maintenance, pond maintenance, gas, electricity, water and sewer, telephone or other communication or utility used not including those in paragraph 4(c) above, rendered or supplied upon or in connection with the Leased Premises and shall indemnify Owner against any liability or damages on such account. Tenant will provide proof of payment upon Owner’s request.

14. SUNDRY COVENANTS OF TENANT. (a) Tenant will not assign this Lease nor sublet the Leased Premises, in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and that if such consent is granted by Landlord, Tenant will remain primarily liable for the performance of the covenants herein contained binding upon Tenant. Tenant will comply with all federal, state and municipal laws, ordinances and regulations relating to the Leased Premises and the business conducted therein; Tenant will pay promptly, before delinquency, for all electricity, water and other utilities consumed therein, all sewage disposal charges assessed against the Leased Premises, and all charges attributable the Leased Premises; Tenant will not use, or permit to be used, the Leased Premises for any illegal or immoral purpose; Tenant will not make any alterations in or to the building of the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided that such alterations do not affect the structural or mechanical systems in the Leased Premises; Tenant will not hold any fire, bankruptcy, going-out-of-business or auction sales. Notwithstanding anything to the contrary, in the event that Tenant (Trans1, Inc.) is acquired, Tenant (Trans1, Inc) may transfer this Lease to the acquiring entity by simply serving written notice to the Landlord. Tenant may also transfer this Lease, upon written notice to Landlord, (i) to any parent, subsidiary or affiliated company of Tenant, or (ii) in conjunction with any merger, consolidation or public offering involving Tenant, its parent company or an affiliated company.
     (b) Tenant shall keep the Leased Premises free from insects, pests and vermin of all kinds.
15. EMINENT DOMAIN. If any part of the Leased Premises shall be taken by governmental authority pursuant to its power of eminent domain, (or Landlord conveys any part of the Leased Premises following a threat thereof), the Leased Premises shall be reduced in proportion to the amount so taken or conveyed, unless the amount taken shall be so great that it would be impractical or would not reasonably serve Tenant’s purposes, in Tenant’s sole judgment) for Tenant to continue operation in which event this Lease shall be canceled and terminated as of the date of such taking. Tenant hereby waives any right it may have in and to any condemnation award or sum paid under threat of condemnation as result of a complete or partial taking of the Leased Premises or any other portion of the Property, provided, however, that Tenant may recover from the condemning authority for the taking of Tenant’s trade fixtures and equipment and for the expense of relocating its trade fixtures, equipment and business. Unless this Lease is canceled and terminated as aforesaid, any such taking (or any conveyance pursuant to the threat thereof) shall have no effect whatsoever on any rent payable in accordance with the provisions of this Lease (i.e. Minimum Rent) or other charges payable as rent, such as taxes, nor shall any rent or related charges be reduced thereby unless a portion of the Leased Premises is so taken or conveyed pursuant to the threat of such taking, in which event Minimum Rent and all other charges payable as rent, shall be reduced proportionately.
16. DAMAGE BY FIRE. If the Leased Premises shall be damaged by fire or other casualty prior to the Rent Commencement Date, Landlord agrees that it will restore said building with reasonable dispatch, at Landlord’s sole cost, to substantially the same condition they were in prior to such damage. From the time of the Rent Commencement Date and thereafter for the initial Term of this Lease and any extensions thereof, Tenant will restore said building and the Tenant’s upfit with said upfit to be performed by Tenant’s contractor under Tenant’s supervision to substantially the same condition as existed immediately prior to the casualty (subject to modifications required by applicable law or governmental authorities). If the Leased Premises are rendered untenantable in whole or in part as a result of such damage, the rent payable hereunder shall be equitably and proportionately abated (according to loss of use) during the period intervening between the date of such damage and the date the Leased Premises are restored; provided, however, that if such damage exceeds fifty percent (50%) of the insurable value of said premises at the time such damage occurs, either Landlord or Tenant may terminate this Lease as of the date of such damage by giving the other written notice of its intention to do so, within thirty (30) days after such damage occurs. If this Lease is so terminated, then rent payable hereunder shall be abated as of the date of such damage, and Tenant shall remove all of its property from the Leased Premises within thirty (30) days after the notice of termination was given.
17. TENANT’S INDEMNIFICATION AND LIABILITY INSURANCE. (a) Tenant agrees that it will hold Landlord and Landlord’s officers, managers, members, agents, principles, partners, successors and assigns (collectively, “Agents”) harmless from any and all injury or damage to person or property in, on or about the Leased Premises during the Term or any extension thereof, including, without limitation, all costs, expenses, claims or suits arising in connection therewith, except to the extent arising from the negligence or willful misconduct of Landlord or its Agents. Tenant covenants that it will, at all times during the Term hereof, at its own cost and expense, carry public liability insurance on the Leased Premises with limits of not less than $1,000,000.00 for injury or death to one person, $2,000,000.00 for injury or death to more than one person, and property damage of $500,000.00, which insurance shall be so written as to protect Landlord, its Agents and Tenant, as their respective interests may appear, with the Landlord named on the policy as an additional insured. Certificates of such insurance policies shall be delivered to Landlord promptly after the issuance of the respective policies. If Tenant fails to provide such insurance within twenty (20) days after receipt of written notice from Landlord, Landlord may (but shall not be obligated to) do so and collect the cost thereof as a part of rent.
     (b) Landlord and Agents shall not be liable for any damage to persons or property sustained in or about the Leased Premises during the Term hereof, howsoever caused, except to the extent such damage arises from the negligence or willful misconduct of Landlord or Agents.
18. WAIVER OF SUBROGATION. Insofar as the insurance policy or policies concerned are not invalidated thereby, each party hereto waives any and all right of recovery against the other party or parties hereto for each and every insured loss under the terms of such policy or policies.
19. DEFAULT AND REMEDIES. (a) In the event Tenant shall be in default in the payment of any installment of rent herein reserved after Landlord has given Tenant ten (10) days prior written notice of such non-payment, or in the event Tenant shall be in default in the performance of any of the terms, covenants, conditions or provisions herein contained binding upon Tenant for thirty (30) days or more after written notice from Landlord (or if such obligation cannot be cured within thirty (30) days, then after such period of time as reasonably necessary to cure so long as Tenant has commenced such cure within such thirty (30)-day period and diligently prosecutes the same to completion) in the event Tenant shall be adjudicated bankrupt or shall become insolvent or shall make a general assignment for the benefit of its creditors, or in the event a receiver shall be appointed for Tenant or a substantial part of its property and such receiver is not removed within sixty (60) days after appointment, Landlord shall have the right (in addition to all other rights and remedies provided by law) to terminate this Lease, to reenter and take possession of the Leased Premises, peaceably or by force, and to remove any property therein, without liability for damage to, and without obligation to store, such property. In the event of such termination, Landlord may (but shall be under no obligation to) relet the Leased Premises, or any part thereof, from time to time, in the name of Landlord or Tenant, without further notice, for such term or terms, on such conditions and for such uses and purposes as Landlord, in its uncontrolled discretion, may determine, and Landlord may collect and receive all rents derived therefrom and apply the same, after deduction of all appropriate expenses, to the payment of the rent payable hereunder, Tenant remaining liable for any deficiency. Notwithstanding the foregoing or any other provision of this Lease, Landlord will observe the laws of the State of North Carolina with regards to Landlord’s rights and Tenant’s rights, including but not limited to the Landlord’s obligation to mitigate damages for the re-letting of the Leased Premises as well as re-entering the Leased Premises.
     (b) Tenant further agrees to pay all reasonable attorneys fees and court costs incurred by Landlord on account of Tenant’s default hereunder.
     (c) All remedies of Landlord shall be cumulative.
20. TAXES. Tenant shall pay all real estate taxes and assessments imposed by any governmental authority upon the Leased Premises which are assessed during the Term of this Lease. All taxes assessed during the first and last years of this Lease shall be adjusted and prorated, so that Tenant shall pay its pro rata share for the Term and Landlord shall pay its pro rata share for the periods prior and subsequent to the Term. If at any time during the Term of this Lease, under the laws of the City of Wilmington, County of New Hanover, State of North Carolina, the United States of America or any political subdivision thereof, a tax on rents is assessed against Landlord, in the form of a license tax or otherwise, such tax shall be deemed to be a real estate tax and shall be included within the amount which Tenant is required to pay Landlord.
21. SIGNS, AWNINGS AND CANOPIES. Tenant agrees to maintain its sign, awning, canopy, decoration, lettering, advertising matter or other things in good condition and repair at all times.
22. ADDENDA, RULES AND REGULATIONS. The Addenda, if any, appended to this Lease are hereby made a part of this Lease, and Owner and Tenant agree to comply with and observe the same. Tenant’s failure to keep and observe said Addendums shall constitute a breach of the provisions of this Lease in the same manner as is contained herein the covenants. The Exhibits A, B and C are hereby made a part of this Lease.
23. SUBORDINATION. Upon request of Landlord, Tenant will, in exchange for a commercially reasonable non-disturbance agreement, subordinate its rights hereunder to the lien of any mortgage or mortgages or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the land and the building of which the Leased Premises are a part or against any building hereafter placed upon the land of which the Leased Premises are a part, and to all advances made or hereafter to be made upon the security thereto. Upon request of any such mortgagee, Tenant will attorn to and acknowledge the foreclosure purchaser or purchasers as Landlord hereunder subject to the new owner honoring the terms of this Lease. In addition, Tenant will, within fifteen (15) days after receipt of written request from Landlord, furnish, at Landlord’s request, such estoppel agreements, consents to assignment of this Lease or of rent due hereunder, and attornment agreements as Landlord may reasonably require complying with requirements of lenders.
24. RIGHT OF ENTRY. Tenant agrees to allow Landlord or its representative(s) or prospective purchaser(s), upon twenty-four (24) hours’ prior notice to Tenant during regular business hours, to enter the Leased Premises for the purpose of inspecting the same, for making any repairs deemed necessary or desirable, or for showing the Leased Premises to any parties; and six months next preceding the expiration of said term, Tenant will allow the usual one (1) notice of “FOR LEASE” to be placed on the front walls or doorways of said Leased Premises and to remain thereon without hindrance or molestation.
25. OWNERS WARRANTY. The Leased Premises and all of the above systems shall be delivered to Tenant in proper working order, together with any and all warranties or guarantees applicable to the Leased Premises and fixtures.
26. FORCE MAJEURE. In the event either party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay.
27. RIGHT OF ACCESS TO THE PREMISES. Tenant agrees that Landlord or its agents or other representatives, shall have the right, without abatement of rent, to enter into and upon the Leased Premises, or any part thereof, upon twenty-four (24) hours’ prior notice to Tenant during regular business hours for the purpose of examining same or making such repairs or alterations to the Leased Premises as may be necessary for the safety and preservation thereof, provided, however, that such examinations, repairs or alterations (unless of an emergency nature) shall be so made as cause a minimum of interference to the operation of business conducted in the Leased Premises by Tenant.
28. TENANT’S WORK. This is a Triple Net Lease. The Monthly Rent shall not include: Telephone services; gas; janitorial services; internet services; any other expenses associated with the normal operation of Tenant’s business. Tenant shall provide at its own expense building maintenance and equipment, telephone service and janitorial service for the Leased Premises, including any deposits or similar charges related thereto. Tenant is responsible for landscaping maintenance and the pond maintenance expenses for the lot upon which the Leased Premises are situated. Tenant is responsible for any and all other expenses that may arise out of the normal use of the Leased Premises.

29. NOTICES. Any notice herein provided for to be given to Landlord shall be deemed to be given if any when posted in United States registered or certified mail, postage prepaid, addressed to MARKET PLACE GROUP, LLC C/O FJM PROPERTIES, 1908 EASTWOOD ROAD, SUITE 222, WILMINGTON, NC 28403, and any notice herein provided for to be given to Tenant shall be deemed to be given if and when posted in United States registered or certified mail, postage prepaid, addressed to Tenant at the Leased Premises, commencing on the Rent Commencement Date and before then to Tenant addressed to TranS1, Inc., 411 Landmark Drive, Wilmington, NC 28412.
30. QUIET ENJOYMENT. Subject to the terms, covenants and conditions set forth in this Lease, Landlord covenants that Tenant shall have and enjoy quiet possession of the Leased Premises during the term hereof. The foregoing express covenant shall be in addition to and not in derogation of any implied or other rights to quiet enjoyment Tenant may have under applicable law.
31. SECURITY DEPOSIT. NA
32. ENTIRE AGREEMENT. The Lease contains the entire agreement between the parties hereto, and it cannot be altered or modified in any way except in writing signed by the parties hereto.
33. NO WAIVERS. The failure of Landlord to insist, in any one or more instances, upon strict performance by Tenant of any covenant of this Lease shall not be construed as a waiver or relinquishment for the future of such covenant, but the same shall continue and remain in full force and effect. The receipt by Landlord or its Agent of rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been agreed upon unless expressed in writing signed by the parties hereto.
34. PRONOUN. Every pronoun used in this Lease shall be construed to be of such number and gender as the context shall require.
35. RULES AND REGULATIONS.
1.	Tenant shall install, maintain and keep in first-class order such fire extinguishers, placed in such location in the Leased Premises, as may be required by any City Ordinance, State or Federal Statute or by any insurance company or rating bureau which insures, or sets rates for insurance of, the Leased Premises.

2.	Tenant will not cause or permit strong, unusual, offensive or objectionable noise, odors, fumes, dust or vapors to emanate or be dispelled from the Premises nor burn trash or store or permit accumulations of any trash, garbage, rubbish or other refuse outside of the Premises except in compactors or other receptacles;

3.	Tenant will not paint or decorate any part of the exterior of the Leased Premises, or change the architectural treatment thereof, without first obtaining Owner’s written approval of such painting or decoration;

4.	Tenant will keep the inside and outside of all glass in the doors and windows of the Premises clean and will replace any glass broken with glass of the same kind, size and quality; will not place or maintain any merchandise, vending machines or other articles in the entry of Leased Premises, on the footwalks adjacent thereto or elsewhere on the exterior thereof; will maintain the Leased Premises at its own expense in a clean, orderly and sanitary condition and free of insects, rodents, vermin, and other pests; will not burn or permit undue accumulation of garbage, trash, rubbish and other refuse; will remove the same from the Leased Premises to compactors or other receptacles, and will keep such refuse in proper containers on the interior of the Leased Premises until so removed from the Leased Premises. If Tenant does not perform any of this required maintenance, Landlord may have the work done and will bill Tenant for said work.
36. SALE OF BUILDING. If the Landlord sells the building to a new owner, the Tenant agrees that they will execute a new lease for the new owner, if the new owner so requests, upon the exact same terms and conditions of this Lease.
37. TENANT ASSIGNMENT TO WHOLLY OWNED ENTITY. Notwithstanding anything to the contrary, Tenant may assign the Lease or sublet all or any portion of the Premises without Landlord’s consent to (a) any entity having 50% or more direct or indirect common ownership with Tenant or (b) any successor in interest transferee provided, however, that Tenant remains jointly and severally liable for performance of all covenants of this Lease. Notwithstanding anything to the contrary, in the event that the Tenant (Trans1, Inc) is acquired, the Tenant (Trans1, Inc.) may assign this Lease to the acquiring entity by simply giving written notice to the Landlord.
38. SUCCESSORS AND ASSIGNS. This Lease and all the terms, covenants, conditions and provisions herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and (if and when assigned in accordance with the provisions hereof) assigns.
39. CREDIT VERIFICATION. This Lease will not become binding until the Landlord has verified the Tenant’s credit worthiness. Landlord shall take no more than 7 days to verify the Tenant’s credit.
40. ARBITRATION. Any disputes arising under this Lease between the parties will be resolved by binding arbitration before one (1) arbitrator under the rules of the American Arbitration Association.
41. APPLICABLE LAW. This Lease will be interpreted under the laws of the State of North Carolina.
     IN WITNESS WHEREOF each corporate party hereto has caused this Lease to be executed in its name and behalf by its President, or one of its Vice Presidents; each individual party hereto had hereunto set his hand, and each partnership party hereto has caused this Lease to be executed in its name and behalf by at least one of its General Partners.
[SIGNATURE PAGE TO FOLLOW]

LANDLORD: MARKET PLACE GROUP, LLC
/s/ Fred J. Matt	(SEAL)
BY: FRED J. MATT — MEMBER-MANAGER

TENANT: TRANS 1, INC.
/s/ Mike Luetkemeyer	(SEAL)
BY: MIKE LUETKEMEYER — CHIEF FINANCIAL OFFICER

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